FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
        (559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP
APPOINTS ANDRIANA MAJARIAN TO ITS BOARD OF DIRECTORS

FRESNO, CALIFORNIA…October 22, 2020…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), announced today the appointment of Andriana Majarian to the Company’s and Bank’s Board of Directors, effective December 1, 2020.
    “We are pleased to have Andriana Majarian join our Board of Directors, whose diverse perspectives and active engagement have benefitted our shareholders for over 40 years,” stated James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “Andriana’s professional expertise, technology-driven business solutions, and sales and agribusiness background will be instrumental in our technology advancements as a company and continued growth throughout California’s Greater Sacramento and San Joaquin Valley Regions.”
    Based in Clovis, California, Andriana is chief operating officer of Agrian. Recognized as one of the largest and most-profitable Ag technology companies in the world, Agrian was recently acquired by TELUS Agriculture in August of 2020. She serves on Agrian’s executive leadership team and oversees all aspects of Agrian’s global operations in 58 countries. Her experience and leadership are focused on developing and delivering technology-driven business services and solutions, providing outstanding client service and expanding Agrian’s revenue growth by ensuring company objectives align with their strategic business plan, budget and culture.
    For nearly 15 years, Andriana has been driving organizational growth, leading cross-function teams, and developing a software-as-a-service model, earning the trust of her team and
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clients as a creative and bottom-line motivated leader. An alumna of California State University, Fresno, she believes in giving back to her community and mentoring the next generation of leaders. She is a past president of the Big Fresno Fair and the Friends of the Fair.
    Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 20 full-service Banking Centers throughout California’s San Joaquin Valley and Greater Sacramento Region. Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.
    Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Andriana Majarian, Steven D. McDonald, Louis C. McMurray, Karen Musson, Dorothea D. Silva and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
    More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter, Facebook and LinkedIn.
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Photo Attachment:
Andriana Majarian,
Board Member, Central Valley Community Bancorp and Bank

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